Exhibit 10.4

English translation for reference purpose only

Long Term Supply Contract

Ref. No. 20060701

This Long Term Supply Contract (this “Agreement”) is entered into in Hebei Province, China on 1st, July 2006 by and between:

JingAo Solar Co., Ltd, a company duly established and existing under the law of China with its registered address at Jinglong Street, Ningjing County, Hebei Province (“Party A”); and

Hebei Jinglong Industry and Commerce Group Co., Ltd., a company duly established and existing under the law of China with its registered address at High and Advanced Technology Development Zone, Ningjin County, Hebei Province (“Party B”).

WHEREAS, Party A is a leading manufacturer of, among others, PV cells, and Party B is one of the major suppliers of mono-crystalline silicon with the capability of supplying mono-crystalline silicon to Party A on a long term;

WHEREAS, Party A desires Party B, and Party B is willing and able to supply Party A with mono-crystalline silicon on a long term subject to the terms and conditions of this Agreement.

Now, therefore, upon friendly negotiation, Party A and Party B has reached the agreement that follows on Party A purchasing from Party B the products set forth herein:

CLAUSE 1 LONG TERM SUPPLY OF PRODUCTS

1.1	Products

Unless otherwise required herein or agreed by both Parties, the “Products” referred to in this Agreement shall mean the mono-crystalline silicon in conformity with the following specifications as to the technology and quality:

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1)	Type: P Dopant: Boron Orientation

2)	Resistance Rate: 0.5—3 Ω • cm

3)	Incision: Multi–lines

4)	Kerf: ≤20µm

5)	Bow: ≤75µm

6)	TTV: ≤50µm

7)	Distortion: ≤3000 / cm3

8)	Squareness: 90° ±0.3º

9)	Crystalline orientation: <100>±1.5º

10)	Oxygen contain: ≤1×10[18]atoms / cm3

11)	Carbon contain: ≤1×10[17]atoms / cm3

12)	Minority Life: ≥ 10µs

13)	Thickness: ≥200µm

With the enhancement of the technology, Party A may request Party B to provide the mono-crystalline silicon which is superior in the technology and quality; in such event, both Parties shall consult on the specifications as to the technology and quality of the Products, and any determination on the update of the technology and quality of the Products shall be made by entering into a six-month-prior supplemental agreement.

1.2	Both Parties agree that Party A shall purchase from Party B the Products during the Term(as defined in Clause 14.2), and Party B shall take all such actions, including, ensuring the procurement of sufficient materials from material suppliers for the production of the Products, as is necessary to satisfy the requirements of Party A as to the Products. Both Parties acknowledge that this Agreement shall not operate as an restriction on Party A’s channel for procurement of the Products and Party A has the right to purchase the mono-crystalline silicon from any suppliers including Party B.

1.3	Party A projects that with the increase of its production capacity, its demand for the Products during the Term may increase by yearly increment. Party A hereby delivers to Party B the plans of the demand for Products for each month till December 31, 2006, as described in Schedule I hereto.

1.4	Party A undertakes to take an active part in the capacity expansion plans of the manufactures of the materials upstream in order to satisfy Party A’s ever-increasing demand for the Products; both Parties agree to have a separate and equal-term consultation in accordance with the business customs, regarding the manner of cooperation in participation in the expansion plans and the arrangements for proportionate increase of supply of the Products, before Party A participate in such plans.

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1.5	During the Term, both Parties shall reach agreements one month in advance on the specific demands for, minimum supply of and the prices of the Products for subsequent six months. Party B shall arrange for and adjust the production according to Party A’s demand for the Products.

1.6	Under any circumstance shall Party A’s demand for and Party B’s supply of the Products be subject only to the orders of the Products placed by Party A on Party B pursuant hereto.

1.7	In case Party B’s supply should not satisfy Party A’s demand, Party B may supply the Products by way of outsourcing with Party A’s prior written consent. Should Party A need to increase the demand for the next month to a large extent due to occurrence of an emergency, Party A shall give Party B a ten-business day prior written notice and Party B shall use its best efforts to secure the supply by increasing the output of the Products as required by Party A or with the prior written consent of Party A, by way of outsourcing. Party A’s written consent given under this Clause shall not operate as a waiver of the claim for any damages to Party A as a result of the outsourcing.

1.8	Should Party A plan to reduce the requirements for the next month to a large extent any time during the Term, Party A shall give Party B a five-business day prior written notice and Party B may, with a prior written notice to sell to any third party the Products in excess of those ordered by Party A.

CLAUSE 2 PRICING OF THE PRODUCTS

2.1	Party B agrees that the price of the Products sold to Party A (including the Products procured from any third party and supplied to Party A) pursuant hereto shall be reasonably discounted on the basis of such fair market price as Party A may pay to any other supplier for identical or similar products. Party B understands and acknowledges that such a pricing is requested by Party A on the basis of its long term and large quantity of demand and the arrangement of payment by Party A to Party B.

2.2	The dimensions, specifications, quantity and unit prices of the Products purchased by Party A from Party B shall be specified in the Products order in the form as set forth in Schedule II hereto.

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CLAUSE 3 ORDERS

3.1	During the Term, Party A may place on Party B the orders of the Products (“Orders”) in the form as set forth in Schedule I hereto each week or from time to time according to its requirements; Party B shall confirm and accept the Orders within one(1) business day after receiving the same and secure the production and delivery in such quantity and specifications as may be required by the Orders.

3.2	Should Party A need to amend or adjust the terms of the Order after dispatching the Orders, Party A may consult with Party B in a timely manner.

3.3	The Order shall be the integral part of this Agreement and has the same legal effect as this Agreement. To the extent unaddressed in the Order, this Agreement shall prevail.

CLAUSE 4 DELIVERY OF PRODUCTS

4.1	Products delivery date shall be specified by Party A in the Order and the delivery place shall be Party A’s depot or such other places as may be designated by Party A.

4.2	Party B shall, at its own cost, properly package and mark the Products in accordance with applicable standards at state and industry level and laws and regulations to meet the requirements for safe transportation. Party B shall make timely preparation for the delivery in accordance with the delivery date specified by Party A in the Order, and make delivery in a timely manner in accordance with the specified delivery date and place.

4.3	The delivery manner shall be home delivery by Party B, and upon the delivery, Party A and Party B shall sign off on the delivery receipt.

4.4	Party B shall made full provision for any errors, incidents or accidents arising out of the delivery to Party A and loading, transportation and discharging of the Products, and procure the insurance of full coverage as required by the circumstances.

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4.5	The title to the Products and the risks shall pass from Party B to Party A upon the completion of the delivery.

CLAUSE 5 PAYMENT

5.1	Regarding the payment of the prices for the Products, both Parties agree that:

(1)	unless otherwise required herein or agreed by both Parties, Party A shall pay to Party B 30% of the prices for the projected Orders quantity for the next month on or prior to the 25th day of each month;

(2)	on or prior to 23rd day of each month, Party A and Party B shall settle the accounts for the Products accepted during the preceding month; and upon deducting the prices prepaid by Party A, Party A shall pay the balance of the prices (if any) to Party B;

(3)	by the end of the last month prior to the expiration of this Agreement, Party A shall calculate the prices for the Products accepted in that month, reconcile with the balance of the prices prepaid to Party B and refund the excess or make up for the shortfall (as the case may be).

5.2	Party A may make the payment by wire transfer to Party B-designated bank accounts or by delivering the cheques to financial staff authorized by Party B in writing. Party B shall issue to Party A a value-added tax invoice for each payment of prices.

CLAUSE 6 QUALITY AND ACCEPTANCE OF PRODUCTS

6.1	Party A shall, within 5 days after delivery, inspect the Products to ensure that the Products is in conformity with the specifications for the Products set forth in this Agreement and the Orders.

6.2	Should the inspection by Party A reveal that the Products fail to conform to the requirements of the Orders in specification, type, quantity, quality, function, technology or the packaging, are defective or flawed in respect of the quality, or fall short of the performance of the Products as required by Party A, Party A shall have the right to replace or return the Products immediately at Party B’s costs; in case that the contractual purpose of any Order should not be substantially fulfilled due to such defects in the Products, Party A shall have the right to cancel such Order and claim damages against Party B for any losses thus incurred by Party A, including the delay of work, work stoppage, late delivery to any third party or late performance, procuring substitute and loss of expected contract benefits suffered by Party A.

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6.3	Party A’s warranty period for the Products shall be two months. In case of occurrence of any quality issues during warranty period, Party A shall have the right to resort to Clause 6.2 and claim the damages against Party B. Further, should Party A be subject to any successful claims from any third party due to the quality issues of the Products either based on the contract or in torts, Party B shall indemnify Party A in accordance with Clause 10.4.

CLAUSE 7 REPRESENTATIONS AND WARRANTIES

7.1	Each Party represents and warrants to the other party that:

(1)	it is a company legally established and validly existing under the law of the PRC and has the capacity of right and action to execute and perform this Agreement in its own name;

(2)	it has obtained necessary internal approval to execute and perform this Agreement;

(3)	the person representing it to execute this Agreement has been duly authorized to do the same on its behalf; and

(4)	execution and performance of this Agreement by it is not in conflict with any judgments, rulings, contracts, agreement or any other documents binding upon it.

7.2	Party B further represents and warrants for the benefit of Party A that:

(1)	the sufficient supply of the silicon for production of the Products hereunder is available to Party B;

(2)	there is no defect with the materials, functions and technologies of the Products supplied to Party A (including the Products procured from any third party and supplied to Party A) and the Products are satisfactory to Party A’s requirements;

(3)	Party A possesses the legal ownership of and the right to dispose of the Products supplied by Party B to Party A; and

(4)	the Products supplied by Party B to Party A do not infringe upon the intellectual property or any other legal interests of any third party.

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CLAUSE 8 FORCE MAJEURE

8.1	Either Party shall not be held liable for nonperformance of all or part of the obligations hereunder due to any force majeure event, including without limitation, flood, earthquake, war, or any other events which are unpredictable at the time of executing this Agreement, uncontrollable and unavoidable and insurmountable.

8.2	Either Party affected by the force majeure events shall notify the other Party as soon as possible and shall, within 15 days after the occurrence of the force majeure, deliver to the other Party the documents certifying the occurrence of the force majeure issued by competent institutions.

8.3	In case of the force majeure events, the time for performance of the obligations hereunder shall be deferred accordingly. The deferral shall coincide with the continuance of the force majeure event; in case the force majeure continues for more than ninety days, both Parties may terminate this Agreement upon consultaion.

CLAUSE 9 CONFIDENTIALITY

Both Parties and their employees are obligated to keep in strict confidentiality any information hereunder and the information regarding technology, business and production of the other party to which that Party had access by executing and performing this Agreement. The obligations of confidentiality hereunder shall remain effective during the Term of this Agreement and for five years thereafter.

CLAUSE 10 LIABILITY FOR BREACH

10.1	Either Party shall be liable in damages for breach of this Agreement.

10.2

Should Party B fail to make the delivery in a timely manner pursuant to this Agreement and/or the Order, it shall be liable for damages in an amount of [0.3‰] of the aggregate price of the Products specified in the Order of the current month for each default day, commencing from the second day of the late delivery, and compensate Party A for loss suffered as a result of the delay of work, work stoppage, late delivery to any third party or late performance, procuring substitute and loss of expected contract benefits. In case Party B fails to correct the late delivery breach within 30 days after the delivery date agreed to in

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any Order, Party A shall have the right to cancel such Order and/or terminate this Agreement and claim damages against Party B for any loss thus incurred by Party A as a result of the breach, including the loss of the expected contract interests.

10.3	In case that Party B gives Party A’s relevant employees additional benefits in violation of good faith during the execution and performance of this Agreement, resulting or likely to result in Party A’s relevant employees seeking improper contractual benefits, Party A may, whenever it would be found, terminate this Agreement immediately by sending a written notice to Party B and claim damages against Party B for any loss thus incurred. Party A shall not be held liable to Party B for such termination of this Agreement.

10.4	Party B shall indemnify Party A for any loss resulting from any claims, litigations or any other legal proceedings in torts from any third party in connection with the procurement and use of the Products, or any successful claims by any third party for quality issues on the contract.

10.5	In case Party A should default in making payment pursuant to this Agreement and/or Orders, Party A shall be liable for damages in an amount of [0.3‰] of the arrears, but in no event exceeding the aggregate amount in arrears.

CLAUSE 11 NO WAIVER

No failure to exercise or any delay in exercising, on the part of either Party, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege prevent any further exercise thereof.

CLAUSE 12 RESOLUTION OF DISPUTES

12.1	Both Parties agree to resolve the disputes in connection with this Agreement by way of friendly negotiation in the first instance.

12.2	Both Parties agree to refer the disputes to Beijing Arbitration Committee for arbitration in accordance with its arbitration rules should both Parties not resolve the disputes in the aforesaid manner within 60 days after the disputes arise. The arbitral award shall be final and binding upon both Parties.

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CLAUSE 13 NOTICE AND SERVICE

13.1	Any notice or other communication to be given (hereinafter referred to as “Notice”) under this Agreement shall be in writing (by delivery by hand, mail and fax) and shall be sent to the addressee at the following address or number and indicate the name of the following contact persons to constitute a valid notice.

Party A: JingAo Solar Co., Ltd,

Attn: Mr. Cao ZhongQian

Address: Jinglong Industries Park, Ningjin, Hebei, PRC

Post Code: 055550            Fax: (86319)5806685

Party B: Hebei Jinglong Industry Group Co., Ltd.

Attn: Mr. Li Shijie

Address: Jinglong Industries Park, Ningjin, Hebei, PRC

Post Code: 055550

Fax: (86319)5806097

13.2	Any notice served in the way set forth in 13.1 shall be deemed to have been duly given:

(1)	in the case of delivery by hand, when its receipt is acknowledged by the addressee; failing which, it shall not be deemed to have been duly given.

(2)	in the case of the mail delivery, which shall be registered mail or courier delivery, on the 48 hours following the date of posting (or the day immediately following that day if that time falling on the holiday) ;

(3)	in the case of fax, when sent, provided, however, if the day the notice is sent falls on a holiday, the notice shall be deemed to have been given on the first business day immediately following such holiday.

13.3	In case of any change in the aforesaid addresses or numbers of either Party, that Party shall notify in writing the other Party of such change within 7 days after the change; or else, any notice sent by the other Party at the original address or number shall be deemed to have been duly given.

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CLAUSE 14 EFFECTIVENESS AND TERM OF THE AGREEMENT

14.1	This Agreement shall become effective upon being executed and sealed by authorized representatives of both Parties.

14.2	The effectiveness period of this Agreement shall commence from the effectiveness of this Agreement and continue till December 31, 2010 (“Term”). Upon the expiration of this Agreement, unless either Party raises a three-month prior written objection, the Term shall be automatically for three years,; provided, however, both Parties shall consult on the specific quantity of the supply and thus revise this Agreement. In the event that Party B proposes not to extend the Term of this Agreement, in which case a three-month-prior notice should be given to Party A, Party A shall have the right of first refusal with respect to the negotiation on procurement of the Products hereunder for three months, whereby both Parties may re-negotiate on such terms as the demand for and price of the Products. During such period, Party B shall be precluded from engaging in any communication, negotiation and any other contacts with any third prospective purchaser with respect to the Products. In case both Parties fail to enter into a new supply agreement within 3 months, Party A shall have the priority within six months after the expiration of this Agreement in entering into agreement with Party B on such terms as may be agreed upon between Party B and any third Party with respect to the Products.

14.3	Should this Agreement be canceled or terminated pursuant hereto, Party B shall continue to fulfill its obligation to make delivery with respect to the Orders accepted by it pursuant hereto prior to the termination of this Agreement and any undertakings and warranties of Party B under this Agreement shall remain effective.

CLAUSE 15 UNADDRESSED MATTERS

With respect to any matters unaddressed herein, both Parties shall make resolution by friendly consultation and enter into supplemental contract or provisions, which shall be equal to this Agreement the legal effect.

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CLAUSE 16 ENTIRE AGREEMENT

This Agreement and any Schedules thereto shall constitute the entire agreement on the subject matter contemplated herein between Party A and Party B and supersede all previous discussions, negotiations and agreements or any other written documents between both Parties. Any amendment or supplement to this Agreement shall be made in writing and executed by the authorized representatives of both Parties to become effective.

IN WITNESS WHEREOF, both Parties has caused this Agreement to be executed by the duly authorized representatives of both Parties on the date herein above written, in two(2) originals of counterparts, with each Party holding one.

Party A:	JingAo Solar Co., Ltd.

Signature:	/s/ Yang Huaijin
Name:	Yang HuaiJin
Title:	CEO

Party B: Hebei Jinglong Industry and Commerce Group Co., Ltd.

Signature:	/s/ Jing Baofang
Name:	Jin BaoFang
Title:	CEO

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Appendix 1

Expected Demand & Minimum supply

Delivery schedule 2006	Expected demand of JingAo pieces	Minimun supply by JingLong pieces
July	1,500,000	1,500,000
August	2,000,000	2,000,000
September	2,100,000	2,100,000
October	2,700,000	2,700,000
November	2,700,000	2,700,000
December	2,700,000	2,700,000

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Appendix 2

Purchase Order

Order No.:

Buyer: JingAo Solar Co., Ltd.

Seller: Hebei Jinglong Industry and Commerce Group Co., Ltd.

Products’ size, specification, quantity, price

Name	Size	Specification	Total Quantity(pcs)	Unit price including VAT(RMB)	Remarks

Monocrystalline Wafers	[125×125±0.4mm]	Diameter: Thickness:

Total Amount

Delivery date and place

According to Purchase Order No.: , the goods should be delivered to                      no later than

Buyer:

Company Name (Stamped): JingAo Solar Co., Ltd.

Signature:

Date:

Received and Confirmed by:

Seller:

Company Name (Stamped): Hebei Jinglong Industry and Commerce Group Co., Ltd.

Signature:

Date:

Supplemental Agreement Regarding

Wafer Delivery Schedule in 2007

The Buyer: JingAo Solar Co., Ltd

The Seller: Hebei Jinglong Industry and Commerce Group Co., Ltd.

According to the long-term supply contract signed in July 1st, 2006, both parties reach an agreement for the wafers supply of 2007:

Month	Expected Demand(pieces)	Supply Quantity(pieces)	Month	Expected Demand(pieces)	Supply Quantity(pieces)
January	2,700,000	2,700,000	July	4,900,000	4,000,000
February	2,700,000	2,700,000	August	4,900,000	4,000,000
March	2,700,000	2,700,000	September	5,600,000	4,000,000
April	2,700,000	2,700,000	October	5,600,000	4,000,000
May	4,000,000	4,000,000	November	5,600,000	4,000,000
June	4,000,000	4,000,000	December	5,600,000	4,000,000

Buyer:	JingAo Solar Co., Ltd.	Seller:	Hebei Jinglong Industry and Commerce Group Co., Ltd.

Signature:	/s/ Yang Huaijin	Signature:	/s/ Jin Baofang

Date:	October 18, 2006	Date:	October 18, 2006